Exhibit 99.1

News

SUNTRUST

Contact:	Mike McCoy
(404) 588-7230

For Immediate Release

November 12, 2003

J. Hicks Lanier Joins the Board of SunTrust Banks, Inc.

ATLANTA—SunTrust Banks, Inc., Chairman, President and Chief Executive Officer L. Phillip Humann announced today that J. Hicks Lanier has joined SunTrust’s Board of Directors.

Mr. Lanier, 63, has been president of Oxford Industries, Inc. since 1977. In 1981, he was elected the company’s chairman of the board. Atlanta-based Oxford Industries, Inc. is a diversified international manufacturer and wholesale marketer of branded and private label apparel for men, women, and children.

Mr. Lanier has served as a member of the advisory board of SunTrust Bank, Atlanta for more than 20 years. He also serves on the boards of directors of Crawford & Company, West Point Stevens, Inc. and Genuine Parts Company.

SunTrust also announced that, in line with industry practice, certain functions of the Company’s existing Compensation and Corporate Governance Committee have been designated to a newly established Governance and Nominating Committee, and that the existing committee has been renamed the Compensation Committee.

SunTrust Banks, Inc., headquartered in Atlanta, Georgia, is one of the nation’s largest commercial banking organizations. As of September 30, 2003, SunTrust had total assets of $126.7 billion and total deposits of $80.5 billion. The company operates through an extensive distribution network primarily in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust’s Internet address is www.suntrust.com.

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